UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2014

VIOLIN MEMORY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36069	20-3940944
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4555 Great America Parkway, Santa Clara, California	95054
(Address of principal executive offices)	(Zip Code)

(650) 396-1500

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements of Certain Officers.

On September 30, 2014, Violin Memory, Inc. (the “Company”) entered into an Agreement with Kevin A. DeNuccio, the Company’s President and Chief Executive Officer (the “Agreement”), effective as of September 16, 2014, pursuant to which Mr. DeNuccio agreed to receive shares of the Company’s common stock in lieu of cash for salary and bonus (the “Shares”), except for minimum wage payments and other payments required to be paid in cash under applicable law.

The material terms of the Agreement are summarized below.

Term. The Agreement is effective as of September 16, 2014, and continues until September 15, 2015 (the “Term”).

Payment in Shares in lieu of Cash.

For the Term, the Company has agreed to compensate Mr. DeNuccio as follows: (i) payment of Mr. DeNuccio’s bonus of $750,000 for fiscal year 2015 (the “Bonus Payment”), the amount of which is guaranteed pursuant to Mr. DeNuccio’s Offer of Employment Letter dated February 1, 2014 (the “Offer Letter”); (ii) payment of Mr. DeNuccio’s salary, net of the Minimum Wage Payment (defined below) of $705,000 (the “Salary Payment”); and (iii) payment of $45,000, representing the approximate portion of Mr. DeNuccio’s salary payable under applicable State of California minimum wage laws (the “Minimum Wage Payment”). The Bonus Payment and the Salary Payment, less applicable withholding taxes, and the Minimum Wage Payment, less applicable withholding taxes and Mr. DeNuccio’s contributions to such benefits as he from time to time elects, are made in full satisfaction of his entitlement to all salary and bonus amounts for the Term.

Mr. DeNuccio elected to receive Shares under the Company’s 2012 Equity Incentive Plan (the “Plan”) in lieu of cash in full payment and satisfaction of the Bonus Payment and the Salary Payment on September 30, 2014, subject to the provisions of the Agreement. The Minimum Wage Payment will be paid to Mr. DeNuccio during the Term in cash and in accordance with the Company’s payroll practices. The fair market value of the Shares shall be determined by the Company based upon the per Share closing price on September 30, 2014, reported by the New York Stock Exchange and the number of Shares delivered to Mr. DeNuccio will be reduced by a number of Shares equal in value to applicable withholding taxes. No fractional Shares will be issued or delivered pursuant to this Agreement, and the Company will determine whether cash will be paid in lieu of any fractional Share or whether such fractional Share and any rights thereto will be canceled, terminated or otherwise eliminated. The grant of Shares will be subject to the terms of the Plan and a restricted stock agreement.

Restrictions on Shares.

The Shares delivered in satisfaction of the Bonus Payment and the Salary Payment (net of Shares withheld for taxes) are subject to forfeiture in the event that Mr. DeNuccio’s employment terminates for any reason prior to a change of control of the Company (a “Termination of Employment”).

With respect to the Bonus Payment, in the event of a Termination of Employment on or before February 15, 2015, Mr. DeNuccio will forfeit the number of Shares that were delivered by the Company to Mr. DeNuccio in payment of the Bonus Payment.

With respect to the Salary Payment, in the event of a Termination of Employment during the Term, Mr. DeNuccio will forfeit the number of Shares that were delivered to Mr. DeNuccio by the Company in payment of the Salary Payment; provided, however, that the total number of Shares Mr. DeNuccio is required to deliver shall be reduced by 8.333% for each full month, and pro-rata for each portion of a month, completed during the Term prior to the date on which the Termination of Employment occurs.

If the forfeiture restrictions lapse upon a change of control of the Company, and Mr. DeNuccio also becomes entitled to severance pay upon an involuntary termination in connection with the change of control, the Company will reduce the amount of severance pay by the portion of the Salary Payment allocable to the period between the change of control and the end of the Term, subject to compliance with section 409A of the Internal Revenue Code.

The Agreement also includes certain representations by Mr. DeNuccio regarding his acquisition of the stock and provisions regarding, among other things, additional restrictions on the Shares, compliance with applicable laws, and tax matters.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

EXHIBIT NO.	DESCRIPTION

10.1	Agreement dated September 30, 2014 between Kevin A. DeNuccio and Violin Memory, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Violin Memory, Inc.

Date: October 1, 2014	By:	/s/ Cory J. Sindelar
Cory J. Sindelar, Chief Financial Officer

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

10.1	Agreement dated September 30, 2014, between Kevin A. DeNuccio and Violin Memory, Inc.